                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

    June 06, 2000
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

    Union Electric Company
    (UEP)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
------------------------------------------------------------------------------------------------------------------------------------
Union Electric Company        |                                |                     |                                             |
$4.50 Series Preferred Stock  |                01              |         01          |                      01                     |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
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                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York 10004.

Explanation of Responses:

01: Goldman Sachs may be deemed to own beneficially and directly and GS Group may be deemed to own beneficially and indirectly 25,050 shares of Union Electric Co. $4.50 Series Preferred Stock. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group.

**Signatures:

GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact



THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ----------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact

Date:  June 16, 2000


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                POWER OF ATTORNEY



This power of attorney will expire December 31, 2000.

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS  & CO.

By:  THE GOLDMAN, SACHS & CO. L.L.C.



By:  s/ Robert J. Katz
     ----------------------
     ROBERT J. KATZ, Executive Vice President

                                POWER OF ATTORNEY



This power of attorney will expire May 31, 2001.

KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.


THE GOLDMAN SACHS GROUP, INC.



By:  s/ Robert J. Katz
     ---------------------
     ROBERT J. KATZ, Executive Vice President and General Counsel